Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-109043, 333-132523, 333-132526, 333-152896, and 333-145923 on Forms S-8 and Registration Statement No. 333-163167 on Form S-3 of our reports dated March 5, 2010, relating to the financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the fiscal year ended January 2, 2010.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 5, 2010